 Exhibit 99.2

byNordic Acquisition Corporation Announces Closing of $150 Million Initial Public Offering

NEW YORK, Feb. 12, 2022 (GLOBE NEWSWIRE) -- byNordic Acquisition Corporation (Nasdaq: BYNOU) (the “Company”) announced today that, on February 11, 2022, it closed its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $150,000,000.

The Company’s units are listed on The Nasdaq Global Market, or Nasdaq, and commenced trading on February 9, 2022, under the ticker symbol “BYNOU”. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “BYNO” and “BYNOW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and it has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with it. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on identifying high technology growth companies in the northern part of Europe.

The Company is led by its Chief Executive Officer, Michael Hermansson, its Chief Operating Officer, Thomas Fairfield, and its Director of Acquisitions, Mats Karlsson. Mr. Hermansson and Mr. Karlsson are based in Sweden, along with Alexander Lidgren and Christian Merheim, the Company’s Director of Marketing and Director of Technology, respectively.

Keefe, Bruyette & Woods, Drexel Hamilton, LLC and I-Bankers Securities, Inc. are acting as the book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of Class A common stock, $153,000,000 (or $10.20 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of February 11, 2022 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by e-mail at USCapitalMarkets@kbw.com, by fax at 212-581-1592, or by calling 1-800-966-1559; Drexel Hamilton, LLC at 77 Water Street, Suite 201, New York, NY 10005, by email at ECMSyndicate@drexelhamilton.com, or by calling 646-412-1504; or I-Bankers Securities, Inc. at 1208 Shady Lane N, Keller, Texas 76248.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) at 4:00 p.m., Eastern time, on February 8, 2022.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael Hermansson

Chief Executive Officer

+ 46 707 294100

ir@bynordic.se

Thomas Fairfield

Chief Operating Officer

302-530-4621

ir@bynordic.se